Exhibit 10.B

Award Letter

[El Paso Corporation Letterhead]

[Date]

[Name]
[Address]
[Address]

Re: El Paso Corporation – EP Energy Employee Retention Plan

Dear [____________]:

On October 16, 2011, El Paso Corporation (the “Company”) entered into a definitive merger agreement with Kinder Morgan, Inc. (“KM”) pursuant to which KM is anticipated to acquire the Company according to the terms and conditions set forth in the merger agreement.  As you know, it is contemplated that the EP Energy business be sold at or shortly following the closing of the acquisition.  We understand that the pending acquisition and divestiture of the EP Energy business may create uncertainty for EP Energy employees.  Because preservation of the EP Energy business is important in connection with the acquisition of the Company by KM, the Company has devised a retention plan (the “Retention Plan”) to foster the continuous employment and dedication of certain Company employees who primarily provide support for the EP Energy business and to maximize the sale price of EP Energy assets in connection with the anticipated acquisition.  I am pleased to inform you that you have been selected as a participant in the Retention Plan.

The terms and conditions of your participation in the Retention Plan are set forth below, subject to the terms and conditions of the formal Retention Plan document, a copy of which is attached as Exhibit A to this Award Letter.  All capitalized but undefined terms used in this Award Letter have the meaning set forth in the Retention Plan.

Participation and Retention Bonus Award

You have been selected as a Tier II-A Participant in the Retention Plan.  As a Tier II-A Participant, you are eligible to earn a Tier II Retention Bonus as follows, subject to your continued employment through the Tier II Designated Date or, under certain circumstances set forth in the Retention Plan, your earlier involuntary termination of employment:

●
Tier II Retention Bonus: a minimum of [___]% of the Tier II-A Pool determined in accordance with Exhibit A of the Retention Plan, which shall be delivered to you in a separate communication by no later than the Closing Date

As a Tier II-A Participant in the Retention Plan, the amount earned in respect of your Tier II Retention Bonus is subject to the level of attainment of Gross Sale Proceeds set forth in Exhibit A of the Retention Plan, which shall be delivered to you in a separate communication by no later than the Closing Date.  Within the parameters of the Retention Plan, your Tier II Retention Bonus may be increased subject to prior written approval from KM, and it may also increase on the Tier II Designated Date as a result of forfeitures by other Tier II-A Participants or if any portion of the Tier II-A Pool is unallocated as of the Tier II Designated Date.

Terms and Conditions Applicable to Your Retention Bonus Award

The details of the circumstances under which your Tier II Retention Bonus is payable are described in the Retention Plan itself.  Payment of your Tier II Retention Bonus is subject to all terms and conditions of the Retention Plan, which take precedence over this Award Letter in the event of a conflict.

In order to be eligible to receive payment (if any) in respect of your Tier II Retention Bonus, you must execute and not revoke a Full Release (and, if applicable, you must execute a Limited Release) in accordance with Section 12 of the Retention Plan.  The Full Release (and, if applicable, Limited Release) will be provided to you by the Company in accordance with Section 12 of the Retention Plan.

Thank you for your sustained commitment to our Company as we work together during the coming months.

Sincerely,

_______________________
[_____________]